Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 10/11/2023 01:24 PM
Original ID: 2015-000688114
Amendment ID: 2023-004415368

Profit Corporation
Articles of Correction

1. Corporation name:

ShiftPixy, Inc.

2. The document to be corrected is: Articles of Amendment

3. Filed with the Wyoming Secretary of State on: 09/22/2023
(Date – mm/dd/yyyy)

4. Incorrect statement:

The effective date of September 30, 2023 needs to be corrected, and the reference to the amendment as the "September 2023 Reverse Stock Split" needs to be correspondingly adjusted.

5. Reason it is incorrect or manner in which the execution was defective:

Incorrect implementation date; must accord with feasibility date, and the title must be adjusted to accord with the change in date.

6. Correct statement:

The effective date is corrected to October 14, 2023, with the reference to the amendment re-denominated as the "October 2023 Reverse Stock Split" per the updated Exhibit A, attached.

Signature: DocuSigned by: [signature] 17AB7FC74FC14C4...
(May be executed by the Chairman of the Board, President or another or its officers.)

Date: 09/29/2023
(mm/dd/yyyy)

Print Name: Scott W. Absher

Title: CEO

Contact Person: Mark A. Absher

Daytime Phone Number: 486-626-7622

Email: mark.absher@shiftpixy.com

***(An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

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Received
2023
Secretary of State
Wyoming

EXHIBIT A

October 2023 Reverse Stock Split. Pursuant to the Wyoming Business Corporation Act, as amended, upon the filing and effectiveness of this amendment, which shall be deemed to occur at 11:59:59 p.m. in Wyoming on October 14, 2023 (the "**Effective Time**"), every twenty-four (24) shares of the Corporation's common stock, par value $0.0001 per share ("**Common Stock**"), issued and outstanding immediately prior to the Effective Time, including the number of shares of Common Stock issuable upon exercise or conversion of all issued and outstanding, options, warrants and convertible securities of every kind ("**Old Shares**"), will automatically and without any action on the part of the respective holders thereof, or further action on the part of the Corporation, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock of the Corporation (each a "**New Share**" and collectively "**New Shares**"), provided, further, that Old Shares shall also include the number of shares of Common Stock issuable upon conversion of any shares of preferred stock of the Corporation issued in relation to any options for preferred stock of the Corporation that were issued prior to the August 2022 Reverse Stock Split, such that, as to any and all such options, each (1) share of preferred stock, however designated, shall convert to only 1/24 of one (1) New Share, notwithstanding any provisions in such option or preferred stock to the contrary; provided, however, Old Shares shall not include the number of shares of Common Stock issuable upon conversion of any shares of preferred stock of the Corporation issued in relation to any options for preferred stock of the Corporation that were issued after the August 2022 Reverse Stock Split, such that, in each such instance, each such (1) share of preferred stock, however designated, shall convert to (1) New Share.

The New Shares will have the same $0.0001 par value per share as the Old Shares. No fractional share(s) shall be issued in connection with the foregoing combination; all Old Shares that are held by a stockholder will be aggregated, and each stockholder shall be entitled to receive the number of New Shares resulting from the combination of the Old Shares so aggregated, provided that any fractions resulting from the reverse split computation shall be rounded up to the next whole share.

The combination and conversion of the Old Shares into New Shares shall be referred to as the "**October 2023 Reverse Stock Split**."

Each stock certificate that, immediately prior to the Effective Time, represented Old Shares shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of New Shares into which the Old Shares represented by such certificate shall have been reclassified, subject to the treatment of fractional shares as described above; provided that each holder of record of a certificate that represented Old Shares shall receive, upon surrender of such certificate, a new certificate representing the number of New Shares into which the Old Shares represented by such certificate shall have been

reclassified, **subject to the treatment of fractional shares as described above**. The Corporation shall not be obligated to issue certificates evidencing the New Shares outstanding as a result of the October 2023 Reverse Stock Split unless and until the certificates evidencing the Old Shares held by a holder prior to the October 2023 Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

The authorized shares of Common Stock shall not be reduced or otherwise affected by either the October 2023 Reverse Stock Split or the Articles of Amendment implementing these provisions. In addition, neither the October 2023 Reverse Stock Split nor the Articles of Amendment implementing these provisions shall have any effect upon any stock of the Corporation other than the Old Shares.